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                                                                      Exhibit 99

                        LUCILLE FARMS, INC. DISCONTINUES
                        MANUFACTURE OF MOZZARELLA CHEESE
                      WILL SEEK TO CONTINUE MANUFACTURE OF
                              "SELECT" PIZZA CHEESE


         SWANTON, VT. - OCTOBER 17, 2005 - Lucille Farms, Inc. (OTC: LUCY.PK) announced today that it has discontinued the manufacture of mozzarella cheese, and will seek to continue to manufacture its "Select" pizza cheese. The discontinuance of the manufacture of mozzarella cheese was occasioned by the refusal of St. Albans Cooperative Creamery, ("St. Albans"), the Company's sole supplier of milk (an essential ingredient in the manufacture of mozzarella cheese), to supply the Company with milk after the Company was unable to make full payment on a milk bill last week. Due to such refusal, on Friday, October 14, 2005, the Company was compelled to give notice of termination to its employees involved in the manufacture of mozzarella cheese.

         The Company had previously announced that, because of significant losses incurred since December, 2004, due to the unprecedented disconnect at such time between the price at which it sells its cheese and the cost of milk, it had developed a capital improvement plan to increase efficiencies and reduce the cost of manufacturing cheese. The plan called for an infusion of $8,000,000. Discussions to provide such financing and strengthen the Company's balance sheet were underway with St. Albans, the Vermont Economic Development Authority ("VEDA"), the Franklyn County Economic Development Authority, the United States Department of Agriculture, the Village of Swanton, Vt., UPS Business Credit, LLC, LaSalle Business Credit LLC ("LaSalle"), and a potential joint venture partner that would provide the necessary financing to modify the Company's whey facility. In the past month, elements of the plan were beginning to come together. Just recently, the Company received a Letter of Intent from LaSalle to supply additional funding conditioned upon a guarantee from VEDA and a $400,000 letter of credit from St. Albans. Based upon St. Albans' involvement in moving the plan forward, its action was not anticipated.

         The ability of the Company to continue in business will be dependent upon it being able to increase revenues from the sale of its "Select" pizza cheese and the willingness of LaSalle to finance such business. Currently, "Select" pizza cheese accounts for approximately 20% of the Company's revenues. This is expected to increase in the short-term to the equivalent of 25% of the Company's sales on a pro forma basis. This is up from 5.5% during the fiscal year ended March 31, 2005 and 1% during the fiscal year ended March 31, 2003. While the Company's "Select" pizza cheese requires mozzarella cheeses as an ingredient, the Company has determined that it can buy-in its requirements of such cheese and need not purchase milk to manufacture the same. "Select" pizza cheese is made utilizing a propriety formula, and has a higher profit margin than mozzarella cheese. The Company is holding discussions with LaSalle with a view towards continuing to fund the Company's operations in the manufacture and sale of "Select" pizza cheese.

Contact: Jay Rosengarten, CEO
         (973) 334-6030